Exhibit 10.23

EXECUTION VERSION

UNCOMMITTED RECEIVABLES PURCHASE AGREEMENT

among

Cubic Corporation,

and

Cubic Transportation Systems, Inc.,

as Sellers

Cubic Corporation,

as Parent

and

Bank of the West,

 as Purchaser

Dated as of September 26, 2018

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

i

Table of Contents

(continued)

Table of Contents

(continued)

		Page

Section 11.20	Joint and Several Obligations	23
Section 11.21	Joinder of Additional Sellers	23
Section 11.22	USA Patriot Act	24
Section 11.23	Confidentiality	24

ANNEX A	-	Defined Terms and Interpretation
ANNEX B	-	Obligors
EXHIBIT A	-	Form of Purchase Request

UNCOMMITTED RECEIVABLES PURCHASE AGREEMENT

THIS UNCOMMITTED RECEIVABLES PURCHASE AGREEMENT, dated as of September 26, 2018 (this “Agreement”), among CUBIC CORPORATION, a Delaware corporation, CUBIC TRANSPORTATION SYSTEMS, INC., a California corporation, and any other seller from time to time party hereto (each, in such capacity, a “Seller” and collectively, the “Sellers”), CUBIC CORPORATION, a Delaware corporation, as parent (in such capacity, the “Parent”), and BANK OF THE WEST (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, from time to time, each Seller may offer to sell and assign Receivables (as defined herein) to the Purchaser pursuant to the terms and conditions set forth herein;

WHEREAS, the Purchaser may purchase such Receivables pursuant to the terms and conditions set forth herein; and

WHEREAS, the Parent desires to absolutely, irrevocably and unconditionally become jointly and severally liable with the Sellers and to guaranty the payment and performance by the Sellers of their obligations hereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION.

In this Agreement, capitalized terms shall have the meanings ascribed thereto in Clause A of Annex A, and the terms hereof shall be interpreted in accordance with Clause B of Annex A.

SECTION 2.   PURCHASE AND SALE.

Section 2.1       Purchase and Sale.  On each Purchase Date during the term hereof, subject to the terms and conditions set forth herein, (a) the Purchaser shall purchase from the applicable Seller or Sellers each Receivable described in the fully executed and completed Purchase Request with respect thereto, and (b) in consideration of the payment by the Purchaser to the applicable Seller of the Purchase Price for each such Receivable on such Purchase Date, such Seller shall sell and assign to the Purchaser all of such Seller’s right, title and interest in and to such Receivable as absolute owner thereof. Each Purchase Request shall be delivered via the BOW System; provided that, and notwithstanding anything herein to the contrary, (i) until the BOW System is first made available to the Sellers (which shall be at the Purchaser’s sole discretion) and (ii) thereafter, if the BOW System is not operational, is otherwise offline or if the Purchaser has, in its discretion, instructed each Seller that the BOW System is no longer available for use, then such Seller may deliver a Purchase Request to the Purchaser in the form of Exhibit A attached hereto, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.

Section 2.2      Term.  Purchases of Receivables under this Agreement may be effected during the period from the Effective Date until this Agreement is terminated by either party, in each case, in the sole and absolute discretion thereof.  Notwithstanding the foregoing, this Agreement, including all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect until the Final Collection Date.

Section 2.3     UNCOMMITTED ARRANGEMENT.  EACH SELLER ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT NO SELLER HAS PAID, OR IS REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE PURCHASER, AND THAT THE PURCHASER HAS NO OBLIGATION TO PURCHASE ANY RECEIVABLE FROM ANY SELLER, REGARDLESS OF WHETHER THE CONDITIONS SET FORTH HEREIN ARE SATISFIED.

Section 2.4      Notification to Obligors, Etc.

(a)        The Purchaser may, at any time in its discretion, notify or otherwise indicate to any Obligor that the applicable Seller has sold the applicable Purchased Receivable to the Purchaser hereunder, and may direct such Obligor to make payments with respect to such Purchased Receivable directly to the Settlement Account (or as otherwise directed by the Purchaser).

(b)        The Purchaser shall have all of the rights of an owner and holder respecting any Purchased Receivable, including the right to exercise any and all of its other rights and remedies hereunder, under any other Facility Document, under applicable law (including the UCC) or at equity to collect any Purchased Receivable directly from the applicable Obligor.

(c)        Each Seller hereby appoints the Purchaser as the true and lawful attorney-in-fact of such Seller, with full power of substitution, and hereby authorizes and empowers the Purchaser in the name and on behalf of such Seller, to take such actions, and execute and deliver such instruments and documents, as the Purchaser deems proper in order to make collection of and otherwise realize the benefits of any Purchased Receivable; provided, unless and until a Termination Event shall have occurred, the Purchaser shall not exercise such power of attorney.  Each Seller agrees that the Purchaser shall not be liable as attorney-in-fact for any acts of commission or omission or for any error of judgment or mistake of fact or law except to the extent the same constitutes gross negligence or willful misconduct.

Section 2.5      Purchaser’s Records.  The Purchaser is irrevocably authorized by each Seller to keep records of all purchases hereunder, which records shall be consistent with all information set forth in the Purchase Requests delivered to the Purchaser, and evidence the dates and amounts of purchases and the applicable Purchase Fee.

SECTION 3.   PAYMENTS, TAXES, ETC.

Section 3.1      Payments Generally.

(a)        All amounts payable by any Facility Party to the Purchaser pursuant to or in connection with any Facility Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 11:00 a.m. (Pacific Standard Time) to the Settlement Account.

(b)        All payments to be made under any Facility Document or in respect of a Purchased Receivable shall be made in Dollars in immediately available funds.

(c)        Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, in which case such payment shall be due on the preceding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later payment.

(d)        Any amount to be paid by the Purchaser to any Seller under any Facility Document, including the payment of any Purchase Price, shall be paid to such Seller’s Seller’s Account or to such other account as notified to the Purchaser from time to time by the applicable Seller in writing.

Section 3.2      Overdue Amounts.  In the event that any amount payable by any Facility Party to the Purchaser pursuant to this Agreement or any other Facility Document (other than Collections, the late payment amount of which shall be determined pursuant to Section 5.8 hereof) remains unpaid for any reason after the Purchaser provides notice to such Facility Party that such amounts are past due, the Purchaser shall charge, and such Facility Party shall pay, an amount equal to (x) such unpaid amount due from such Facility Party to the Purchaser during the period from (and including) the due date thereof to (but not including) the date payment is received by the Purchaser in full, times (y) a rate per annum equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum, computed on the basis of a 360 day year, and for actual days elapsed, which amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.

Section 3.3      Withholding of Taxes.

(a)        Each Facility Party represents and warrants to the Purchaser that all payments by such Facility Party hereunder and by the Obligors in respect of the Purchased Receivables sold by such Seller will be paid free and clear of and (except to the extent required by Law) without any deduction or withholding on account of any Tax imposed, levied, collected, withheld or assessed by or within the United States of America, any political subdivisions in or of the United States of America, or any foreign country or other jurisdiction, excluding any Tax upon or measured by the net income of the Purchaser.

(b)        If notwithstanding each Facility Party’s representation and warranty under this Section, any Facility Party or any Obligor is required by Law to make any deduction or withholding on account of any such Tax from any sum paid or payable by such Facility Party or such Obligor to the Purchaser hereunder or under any Purchased Receivable:

(i)         such Facility Party shall notify the Purchaser of any such requirement as soon as such Facility Party becomes aware of it;

(ii)       such Facility Party shall pay, for itself and on behalf of the applicable Obligor, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Facility Party or such Obligor) for its or their own account or (if that liability is imposed on the Purchaser on behalf of and in the name of the Purchaser) for the Purchaser’s account;

(iii)      the sum payable by such Facility Party for itself or on behalf of any Obligor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Purchaser receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained, had no such deduction, withholding or payment been required or made; and

(iv)       within thirty (30) days after payment of any sum from which it is required by law to make any deductions or withholding for the Purchaser’s account and within thirty (30) days after the due date of payment of any Tax which it is required by this Section to pay, such Facility Party shall deliver to the Purchaser any original vouchers or receipts, or certified copies of such vouchers or receipts evidencing payment of such withholding Tax and any other documents or information relating to such payments received by such Facility Party from a Governmental Authority in the country levying such withholding Taxes.

SECTION 4.   NATURE OF FACILITY.

Section 4.1      True Sale.

(a)        The parties hereto agree that each transfer of each Purchased Receivable under this Agreement is intended to be an absolute and irrevocable transfer of such Purchased Receivable constituting a “true sale” thereof for bankruptcy law purposes, without recourse by the Purchaser to any Facility Party for any non-payment of such Purchased Receivable resulting solely from an Insolvency Event of the applicable Obligor or the financial inability of the Obligor to pay such Receivable on the Maturity Date thereof.

(b)        Each Seller expressly waives any continuing right which it may have in and to legal or beneficial ownership of each Purchased Receivable and confirms that the Purchaser is the sole Person entitled to legal and beneficial ownership of each Purchased Receivable and that such Seller’s only rights under this Agreement shall be to enforce the terms of this Agreement against the Purchaser without any right of recourse against the Purchased Receivables themselves.

(c)        Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, each Seller hereby grants to the Purchaser a security interest in all of the Purchased Receivables sold by such Seller to secure the payment and performance of such Seller’s payment and performance obligations hereunder and under each other Facility Document.  The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Receivables by such Seller to the Purchaser.

Section 4.2      Retained Obligations.

(a)        Notwithstanding anything herein to the contrary, each Seller hereby acknowledges and agrees that the Purchaser shall have no responsibility for, or have any liability with respect to, the performance of any Contract, and neither shall the Purchaser have any obligation to intervene in any Commercial Dispute arising out of the performance of any Contract.  All obligations of each Seller as seller of the Goods and services under each Contract, including all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by such Seller (the “Retained Obligations”).

(b)        Any claim which any Seller may have against any Obligor or any other Person, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of such Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.

SECTION 5.   SERVICING AND SETTLEMENT.

Section 5.1      Servicing.

(a)        Each Seller agrees to service and administer the Purchased Receivables sold by it as agent and trustee for the Purchaser and agrees to devote to the servicing of the Purchased Receivables at least the same amount of time and attention, to exercise at least the same level of skill, care and diligence in such servicing, and to use its commercially reasonable efforts to collect each Purchased Receivable, in each case, as if such Seller were servicing, administering and/or collecting, as the case may be, Receivables legally and beneficially owned by it.

(b)        Each Seller shall cooperate with the Purchaser (at such Seller’s expense) in taking any and all commercially reasonable actions requested by the Purchaser in collecting all amounts owed by the applicable Obligor with respect to each Purchased Receivable.

(c)        Each Seller shall perform the obligations under this Section 5 in partial consideration for the Purchase Price paid hereunder with respect to each Purchased Receivable sold by such Seller.

Section 5.2      Notice to Purchaser.  Each Seller shall promptly upon becoming aware thereof, notify the Purchaser in the event that all or any part of any Purchased Receivable is not paid in full within seven (7) Business Days following the Maturity Date thereof.

Section 5.3      Inspection.  Each Seller shall:

(a)        at any time reasonably convenient to such Seller during regular business hours and upon reasonable prior notice, permit the Purchaser or any of its agents or representatives:

(i)         to examine and make copies of and abstracts from such Seller’s Sales Records and the Invoices in respect of Purchased Receivables at any time and permit the Purchaser to take such copies and extracts from the Sales Records and to provide the Purchaser with copies or originals (as required by the Purchaser) of the Invoices relating to Purchased Receivables as it may require and generally allow the Purchaser (at the Purchaser’s expense) to review, check and audit such Seller’s credit control procedures, and

(ii)       to visit the offices and properties of such Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables or such Seller’s performance hereunder with any of the officers or employees of such Seller having knowledge of such matters; and

(b)        without limiting the provisions of clause (a), from time to time on request of the Purchaser and upon reasonable prior notice, permit certified public accountants or other auditors acceptable to the Purchaser to conduct, at the Purchaser’s expense, a review of such Seller’s books and records to the extent related to the Purchased Receivables.

(c)        Notwithstanding any provisions of this Section 5.3 or any other provision of this Agreement to the contrary, each Seller shall only be liable for the costs and expenses related to (x) an inspection of the type described in Section 5.3(a)(i) once during each calendar year and (y) an audit of the type described in Section 5.3(a)(ii) if a Termination Event has occurred and is continuing.

Section 5.4      Seller’s Accounts.  Each Seller covenants and agrees (i) to direct each Obligor to pay all amounts owing under such Purchased Receivables only to the applicable Seller’s Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding other than to instruct the applicable Obligor to pay all amounts owing under such Purchased Receivable to the applicable Seller’s Account, (iii) to take any and all other reasonable actions, including actions reasonably requested by the Purchaser, to ensure that (A) all amounts owing under the Purchased Receivables will be deposited exclusively to the applicable Seller’s Account or directly to the Settlement Account and (B) no amounts paid to such Seller by an obligor other than an Obligor shall be deposited into the Seller’s Account of such Seller and (iv) to hold in trust as the Purchaser’s exclusive property and safeguard for the benefit of the Purchaser all Collections and other amounts remitted or paid directly to such Seller (or any of its Affiliates) in respect of Purchased Receivables for prompt deposit into the Settlement Account in the manner set forth in Section 5.9 below.  Each Seller hereby grants to the Purchaser a security interest in the Seller’s Account of such Seller as additional collateral to secure the payment and performance of such Seller’s obligations to the Purchaser hereunder and under each of the other Facility Documents or as may be determined in connection therewith by applicable Law.  Prior to the occurrence of any Termination Event, each Seller shall be permitted to make withdrawals and distributions from such Seller’s Seller’s Account.  After the occurrence of any Termination Event, the Purchaser will be authorized to take exclusive control of each Seller’s Account and, upon taking exclusive control, will have exclusive authority to make withdrawals and distributions from each Seller’s Account until the Final Collection Date subject to Section 5.10.  For the avoidance of doubt, any liens on any amounts transferred or withdrawn from any Seller’s Account with respect to Collections on non-Purchased Receivables shall be automatically terminated and released concurrently with such transfer or withdrawal.

Section 5.5      Settlement.  Each Seller shall (i) transfer all Collections received by such Seller with respect to the Purchased Receivables by wire transfer (or such other means as is acceptable to the Purchaser) to the Settlement Account no later than the Thursday of the week that immediately follows the week in which such Collections are received (each such Thursday, a “Settlement Date”, unless such Thursday is not a Business Day, in which case, the Settlement Date shall be the next Business Day thereafter) and (ii) on each Settlement Date, transfer the Purchase Fee and the Transaction Fee for each Purchased Receivable the Fee Due Date of which is such Settlement Date (regardless of whether any or all Collections with respect to any such Purchased Receivable have been received and the timing of such receipt) to the Settlement Account; provided, no Collections shall be deemed received by the Purchaser for purposes of this Agreement until funds are credited to the Settlement Account as immediately available funds or otherwise actually received by the Purchaser.

Section 5.6     Settlement Report.  On each Settlement Date, concurrently with the transfer to the Settlement Account of any Collections in connection with any Purchased Receivable, each Seller shall provide to the Purchaser a settlement report setting forth in reasonable detail which Purchased Receivables sold by such Seller have been paid and in what amounts, and which shall otherwise be in form and substance satisfactory to the Purchaser. Each Seller shall submit such settlement report via the BOW System; provided that, and notwithstanding anything herein to the contrary, (i) until the BOW System is first made available to the Sellers (which shall be at the Purchaser’s sole discretion) and (ii) thereafter, if the BOW System is not operational, is otherwise offline or if the Purchaser has, in its discretion, instructed each Seller that the BOW System is no longer available for use, then such Seller shall deliver a written settlement report to the Purchaser, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.

Section 5.7      Termination of Servicing.

(a)        Upon the occurrence of a Termination Event, the Purchaser may, in its discretion, terminate the appointment of each Seller or any Seller as its servicer and agent for the servicing, administering and collecting of the Purchased Receivables (which termination shall be automatic and immediate if such Seller is subject to an Insolvency Event), and, upon such termination, (x) the Purchaser may notify and instruct each Obligor to make all payments on account of each Purchased Receivable sold by such Seller to an account designated by the Purchaser, and (y) take any lawful action to collect any Purchased Receivable sold by such Seller directly from the respective Obligor.

(b)        Upon termination of any Seller as servicer and until the Final Collection Date:

(i)         such Seller shall not interfere with the servicing or collection of any Purchased Receivable;

(ii)       such Seller shall not attempt to receive payment, nor itself make collection, from any Obligor in respect of any Purchased Receivables;

(iii)      such Seller shall provide such reasonably requested information as to assist the Purchaser to recover and enforce payment of any or all such Purchased Receivables; and

(iv)       such Seller shall comply (at such Seller’s expense) with any reasonable directions, orders and instructions (including any procedures for the administration and commencement and continuation of legal or other proceedings against each applicable Obligor to enforce payment of the Purchased Receivables thereof) given by the Purchaser to procure the ordinary course collection of any Purchased Receivables as directed by the Purchaser, including, at the request of the Purchaser, joining in and being a party to any legal or other action which the Purchaser has taken or wishes to take against the applicable Obligor with the Purchaser being entitled to full control of such action.

Section 5.8      Late Payment Amount.  In the event that any Seller shall fail to transfer to the Settlement Account any Collections received by such Seller with respect to the Purchased Receivables on or before the Settlement Date applicable thereto, then such Seller shall pay to the Purchaser a late payment fee for the period (from and including) such Settlement Date to (but not including) the date such payment is made by such Seller to the Settlement Account in an amount equal to (x) the amount of such Collections, times (y) (i) the Applicable Margin, plus (ii) the Applicable Index Rate (calculated by reference to such calculation periods as the Purchaser may select and notify to such Seller), computed on the basis of a 360 day year, and for actual days elapsed, and which shall be payable on demand, or if no demand is made, on the date such payment is made by such Seller to the Settlement Account.

Section 5.9      Amounts Held In Trust.  Each Seller covenants and agrees to deposit in the applicable Seller’s Account all Collections and other amounts received by any Seller (or any of its Affiliates) with respect to Purchased Receivables without adjustment, setoff or deduction of any kind or nature within two Business Days of receipt.  Until remitted to the applicable Seller’s Account, such Seller will hold such funds in trust as the Purchaser’s exclusive property and safeguard such funds for the benefit of the Purchaser.  No Seller shall, directly or indirectly, utilize such funds for its own purposes, and no Seller shall have any right to pledge such funds as collateral for any obligation of such Seller or any other Person.

Section 5.10    Misdirected Payments. If, prior to the taking of exclusive control of the Seller’s Accounts by the Purchaser pursuant to Section 5.4, any Seller receives any payment into its Seller’s Account that does not represent a Collection on a Purchased Receivable, such Seller shall promptly remove such payment from such Seller’s Account. After the Purchaser has taken exclusive control of the Seller’s Accounts pursuant to Section 5.4, the Purchaser will return such amounts received into a Seller’s Account to the applicable Seller upon receipt of satisfactory evidence that such amounts do not constitute Collections on Purchased Receivables.

SECTION 6.   CONDITIONS PRECEDENT.

Section 6.1      Effective Date; Initial Purchase Date.  The occurrence of the Effective Date is subject to the receipt by the Purchaser of an executed counterpart of this Agreement.  Subject to Section 2.3, the initial purchase of any Receivable pursuant to this Agreement on a Purchase Date (the “Initial Purchase Date”) is subject to the satisfaction of the following conditions, as determined by the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:

(a)       The Purchaser shall have received each of the following:

(i)         An originally executed certificate from the secretary or assistant secretary of each Seller and the Parent, together with all applicable attachments, certifying as to the following: (A) attached thereto is a copy of each organizational document of such Person and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Initial Purchase Date or a recent date prior thereto; (B) set forth therein are the signature and incumbency of the officers or other authorized representatives of such Person executing the Facility Documents; and (C) if necessary, attached thereto are copies of resolutions of the board of directors (or other governing body) of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Facility Documents, certified as of the Initial Purchase Date or a recent date prior thereto as being in full force and effect without modification or amendment.

(ii)       A good standing certificate from the applicable Governmental Authority of each Seller’s and the Parent’s jurisdiction of organization, dated a recent date prior to the Initial Purchase Date.

(iii)      Opinions of counsel to each Seller and the Parent with respect to no conflict with organizational documents, no conflict with laws, no conflict with material agreements and true sale matters.

(iv)       Lien search reports with respect to each Seller, and releases of any Adverse Claim on the Receivables shown in such reports.

(v)        Evidence of filing of such UCC financing statements or other filings as are required hereunder.

(vii)     Evidence that the applicable Seller has delivered a notice of assignment to the Metropolitan Transportation Authority (MTA, NY) duly executed by such Seller with respect to the Receivables to be included in the first Purchase Request hereunder and which instructs such Obligor to make payments on such Receivables directly to the applicable Seller’s Account, which evidence shall include, without limitation, a copy of such notice and the contact information (including the name, title, address and phone number) of the individuals to whom such notice was delivered.

Section 6.2      Each Purchase Date.  Subject to Section 2.3, the Purchaser’s purchase of any Receivable on a Purchase Date (including the Initial Purchase Date) is subject to the satisfaction of the following conditions, as determined by the Purchaser in its sole discretion:

(a)        The Purchaser shall have received a fully executed and completed Purchase Request as described in Section 2.1 hereto no later than 2:00 pm (Pacific Standard Time) three (3) Business Days prior to such Purchase Date.

(b)        After giving effect to such purchase, the Total Outstanding Amount as of such date will not exceed the Facility Amount.

(c)        After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of any Obligor will not exceed the applicable Obligor Sublimit.

(d)        The aggregate Purchase Price for all Receivables to be sold by any Seller to the Purchaser on such Purchase Date shall not be less than $1,000,000.

(e)        Each Receivable to be sold by any Seller to the Purchaser on such Purchase Date is an Eligible Receivable.

(f)        The representations and warranties made by each Facility Party in Section 7 are true and correct in all material respects as of such Purchase Date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of that Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date.

SECTION 7.   REPRESENTATIONS AND WARRANTIES.

Section 7.1      Facility Parties.  Each Facility Party hereby makes the following representations and warranties for the benefit of the Purchaser as of the Effective Date and on each Purchase Date:

(a)        Such Facility Party is duly organized, validly existing and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to comply with the foregoing statements would not reasonably be expected to materially adversely affect its ability to perform its obligations hereunder or under the other Facility Documents.

(b)        If such Facility Party is a Seller, such Seller has the requisite power to enter into and deliver this Agreement and the other Facility Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Facility Documents and the assignment and sale of such Receivables.

(c)        This Agreement, the other Facility Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes the legal, valid and binding obligations of such Facility Party, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law, and shall not be in conflict with, result in a breach of or, with notice or lapse of time or both, constitute a default under, any material indenture, agreement or other instrument, or result in the creation or imposition of any Adverse Claim upon any Purchased Receivable.

(d)        All written data, materials and information provided by it to the Purchaser in connection herewith (including the UCC Information), and with respect to each Contract, each Receivable being sold by it hereunder, each Obligor, the relationship between it and each Obligor, and each Obligor’s payment history (including timeliness of payments), is, to the knowledge of such Facility Party, true and correct in all material respects.  If such Facility Party is a Seller, upon the filing of a UCC financing statement in the jurisdiction of organization of such Seller set forth in the UCC Information, listing such Seller, as debtor/seller, and the Purchaser, as secured party/buyer, and covering Purchased Receivables from time to time purchased hereunder, the Purchaser shall have a first priority perfected security interest (as understood under the UCC) in each such Purchased Receivable sold by such Seller.

(e)        Neither the execution nor the delivery of this Agreement, the other Facility Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof, will, in any material respect, conflict with or result in a material breach of (i) any Laws, (ii) any other agreement or instrument binding upon such Facility Party or any of its properties (which conflict or breach, in the case of clause (i) or (ii), would reasonably be expected to have a material adverse effect on such Facility Party’s ability to perform its obligations under any Facility Document), or (iii) any provision of such Facility Party’s organizational documents.

(f)        No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder) with, any Governmental Authority is required to be obtained or made by such Facility Party for the due execution, delivery and performance by it of this Agreement or any other Facility Document.

(g)        Such Facility Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Facility Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

(h)        None of (i) such Facility Party, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of such Facility Party, any of their respective employees or affiliates, or (ii) to the knowledge of such Facility Party, any agent of such Facility Party or any Subsidiary of such Facility Party that will act in any capacity in connection with or benefit from the transactions contemplated hereby, (A) is a Sanctioned Person, or (B) is in violation of any AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(i)         No transaction, or transfer of purchase proceeds, contemplated by this Agreement (A) relates, directly or indirectly, to any activities or business of or with a Sanctioned Person or with or in a Sanctioned Country; or (B) will cause a violation of any AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement.

(j)         Neither such Facility Party nor any of its Subsidiaries, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

(k)        All required permits, authorizations and licenses, including foreign exchange authorizations, import and export licenses, and all necessary governmental authorizations for payment by the applicable Obligor of the Purchased Receivables in Dollars, necessary for or related to the Purchased Receivables have been obtained on or before the applicable Purchase Date thereof.

(l)         No Termination Event has occurred and is continuing.

(m)       If such Facility Party is a Seller, each Receivable to be sold by such Seller to the Purchaser on a Purchase Date is an Eligible Receivable as of such Purchase Date.

(n)        The Purchaser has “control” (as defined in § 9-104 of the UCC) over each Seller’s Account.

(o)        There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Facility Party or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect.

(p)        No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect.  If such Facility Party is a Seller, such Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.

(q)        Such Facility Party is in compliance with all covenants and other terms and conditions contained in this Agreement.

SECTION 8.   COVENANTS.

Section 8.1      Facility Parties.  At all times prior to the Final Collection Date, each Facility Party agrees to perform each of the following covenants:

(a)        Existence, Etc.  Such Facility Party shall take all necessary steps and actions to preserve its organizational existence and comply in all material respects with all Laws applicable to such Facility Party in the operation of its business, except to the extent the failure to so comply could not reasonably be expected to materially adversely affect its ability to perform its obligations hereunder.

(b)        Information, Etc.  If such Facility Party is a Seller, such Seller will provide the Purchaser, promptly after request thereby, with such information, reports, documents, books and records related to a Purchased Receivable as the Purchaser may reasonably request, including (a) a copy of the purchase order or sales order and Invoices relating to each Purchased Receivable; (b) a copy of the bill of lading and any other shipping document relating to the Purchased Receivable; and (c) all billings, statements, correspondence and memoranda directed to the customer in relation to each Purchased Receivable.

(c)        Seller’s Books and Records.  If such Facility Party is a Seller, such Seller shall maintain its books and records so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that such Seller’s right, title and interest in such Receivables have been sold to the Purchaser.

(d)        Contracts.  If such Facility Party is a Seller, such Seller shall duly perform and comply in all material respects with all terms, provisions, and obligations under each Contract and refrain from taking any action or omitting to take any action thereunder which, individually or in the aggregate, could reasonably be expected to materially prejudice or limit the Purchaser’s rights to payment with respect to the Purchased Receivables.  If such Facility Party is a Seller, such shall not modify the terms of any Contract in any manner which could adversely affect the rights of the Purchaser as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or the change the Maturity Date thereof.

(e)        Financial Reporting.  The Parent shall deliver to the Purchaser (a) as soon as available and in any event forty-five (45) days after the end of each fiscal quarter of the Parent, a copy of the quarterly report of such quarter for the Parent, containing financial statements for such quarter, such financial statements to contain at least a balance sheet, a statement of earnings, a statement of cash flows and a statement of retained earnings, and (b) as soon as available and in any event ninety (90) days after the end of each financial year of the Parent, a copy of the annual report of such year for the Parent, containing financial statements for such year, such financial statements to contain at least a balance sheet, a statement of earnings, a statement of cash flows and a statement of retained earnings; provided, if the Parent files its consolidated financial statements with the Securities and Exchange Commission, the Parent shall be deemed to be in compliance with this clause and shall not be required to deliver the foregoing financial statements to the Purchaser.

(f)        Notice of Events, Etc.  If such Facility Party is a Seller, such Seller shall promptly notify the Purchaser in writing of, to the knowledge of such Seller, (a) any material event or occurrence, including any material breach or default by such Seller or by any Obligor of any term or provision of any Contract with respect to any Purchased Receivable, any Commercial Dispute, or any governmental action affecting the ability of it or such Obligor to perform its obligations under the applicable Contract to which it is a party; or (b) any change to the UCC Information at least thirty (30) days prior to such change.

(g)        Required Disclosures.  If such Facility Party is a Seller, such Seller shall make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder, and account for such sale in accordance with GAAP.

(h)        Adverse Claims, Etc.  If such Facility Party is a Seller, such Seller shall not create or permit to exist any Adverse Claim over all or any of such Seller’s or the Purchaser’s rights, title and interest in or to any Purchased Receivable or any Contract under which any Purchased Receivable arises, or otherwise sell, assign or otherwise transfer any right, title and interest in or to the Purchased Receivables or any Contract under which any Purchased Receivable arises except as specifically provided for herein.

(i)         No Modifications, Etc.  If such Facility Party is a Seller, such Seller shall not extend, amend or otherwise modify the terms of any Purchased Receivable, including with respect to the Maturity Date thereof, or grant any Dilution with respect to such Purchased Receivable, in each case, without the prior written consent of the Purchaser.

(j)         Anti-Corruption Laws, AML Laws, Anti-Terrorism Laws and Sanctions.  Such Facility Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Facility Party and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, AML Laws, Anti-Terrorism Laws and Sanctions.  Such Facility Party shall not effect the sale of any Receivable, and the proceeds of purchase of any Receivable shall not, directly or indirectly, be used, or lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (including, but not limited to, transshipment or transit through a Sanctioned Country), or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C)  in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, issuing bank, investor or otherwise).

(k)        Further Assurances.  Such Facility Party shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, or to enable the Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables.  Without limiting the foregoing, such Seller hereby authorizes the Purchaser to file UCC financing statements describing the Purchased Receivables, together with any amendments relating thereto.

SECTION 9.   REPURCHASE; DEEMED COLLECTIONS.

Section 9.1      Repurchase.

(a)        Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Purchaser may, upon written notice to the applicable Seller (a “Repurchase Notice”), require such Seller to repurchase such Purchased Receivable for an amount equal to the Repurchase Price of such Purchased Receivable.

(b)        Upon delivery of a Repurchase Notice, (i) the Repurchase Price together with all other amounts under this Agreement and the other Facility Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller; and (ii) the applicable Seller shall pay to the Purchaser such Repurchase Price on the date specified in such notice (the “Repurchase Date”), which date shall be no sooner than three (3) Business Days following delivery of such Repurchase Notice.

(c)        Upon receipt of the Repurchase Price with respect to any Purchased Receivable, the Purchaser shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary to re‑assign, without recourse, representation or warranty, and at no further cost to the Purchaser, such Purchased Receivable to the applicable Seller.

Section 9.2      Additional Compensation.  Without limiting any Seller’s obligation to repurchase any Purchased Receivable in accordance with Section 9.1, if any Purchased Receivable is not paid in full on or before the Consolidated Due Date thereof on account of any Commercial Dispute with respect thereto, the applicable Seller shall pay to the Purchaser as additional compensation, on the earliest to occur of (a) the date of payment in full of such Purchased Receivable by the applicable Obligor, (b) the date of payment of the Repurchase Price of such Purchased Receivable, and (c) the date that is sixty (60) days after such Consolidated Due Date, for the period from (and including) the Business Day next occurring after such Consolidated Due Date to (but not including) the earliest to occur of the foregoing clauses (a), (b) and (c), an amount equal to (x) the then outstanding amount of such Purchased Receivable as of such date of payment, times (y) (i) the Applicable Margin, plus (ii) the Applicable Index Rate (calculated by reference to such calculation periods as the Purchaser may select and notify to such Seller) plus (iii) 2.50%, computed on the basis of a 360 day year, and for actual days elapsed.

Section 9.3      Deemed Collections.

(a)        In the event that any Seller breaches any covenant in this Agreement in a manner which materially and adversely affects the collectability of a Purchased

Receivable (and for the avoidance of doubt, any amendment, modification, waiver or supplement with respect to any payment term of such Purchased Receivable, including the amount or contractual due date thereof, shall be deemed to materially and adversely affect the collectability thereof) and such Purchased Receivable has not been collected on the Consolidated Due Date thereof, the Purchaser may, upon written notice to such Seller (a “Deemed Collection Notice”), require such Seller to pay to the Purchaser the applicable Deemed Collection Amount.

(b)        Upon delivery of a Deemed Collection Notice, (i) the Deemed Collection Amount together with all other amounts under this Agreement with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller; and (ii) the applicable Seller shall pay to the Purchaser such Deemed Collection Amount on the date specified in such notice (the “Deemed Collection Date”).

SECTION 10. PARENT OBLIGATIONS; CONFIRMATION; TERMINATION OF PARENT OBLIGATIONS.

Section 10.1    Parent Obligations.

(a)        For value received by it and the Sellers, the Parent hereby absolutely, unconditionally and irrevocably agrees to be jointly and severally obligated with the Sellers hereunder and undertakes (as primary obligor and not merely as surety) for the benefit of the Purchaser the due and punctual performance and observance by each Seller (and any of its successors and assigns in such capacity) of all its covenants, agreements, undertakings, indemnities and other obligations or liabilities (including, in each case, those related to any breach by any Seller of its representations, warranties and covenants), whether monetary or non-monetary and regardless of the capacity in which incurred (including all of each Seller’s payment, repurchase, indemnity or similar obligations), under this Agreement and the other Facility Documents (collectively, the “Parent Obligations”), irrespective of: (A) the validity, binding effect, legality, subordination, disaffirmance, enforceability or amendment, restatement, modification or supplement of, or waiver of compliance with, this Agreement, the other Facility Documents or any documents related hereto or thereto, (B) any change in the existence, formation or ownership of, or the bankruptcy or insolvency of, any Seller or any other Person, (C) any extension, renewal, settlement, compromise, exchange, waiver or release in respect of any Parent Obligation (or any collateral security therefor, including the property sold, contributed or any party to this Agreement or any other Facility Document), (D) the existence of any claim, set-off, counterclaim or other right that the Parent or any other Person may have against any Seller or any other Person, (E) any impossibility or impracticability of performance, illegality, force majeure, act of war or terrorism, any act of any Governmental Authority or any other circumstance or occurrence that might otherwise constitute a legal or equitable discharge or defense available to, or provides a discharge of, the Parent, (F) any Law affecting any term of any of the Parent Obligations or any Facility Document, or rights of the Purchaser with respect thereto or otherwise, (G) the failure by the Purchaser to take any steps to perfect and maintain perfected its interest in, or the impairment or release of, any Purchased Receivable or any collateral, (H) any failure to obtain any authorization or approval from or other action by or to notify or file with, any Governmental Authority required in connection with the performance of the Parent Obligations or otherwise or (I) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Parent, any surety or any guarantor (other than the defense of performance and/or payment in full of the Parent Obligations).

(b)        The Parent’s obligations hereunder shall not be conditioned on the Purchaser or any other Person having first made any request of or demand upon or given any notice to any Seller or any other Person or having initiated any action or proceeding against any Seller or any other Person in respect thereof.  The Parent also hereby expressly waives any defenses based on any of the provisions set forth above and all defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Parent Obligations whether in equity or at law.   The Parent hereby also expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Purchaser exhaust any right to take any action against any Seller or any other Person (including the filing of any claims in the event of a receivership or bankruptcy of any of the foregoing), or with respect to any collateral or collateral security at any time securing any of the Parent Obligations, and hereby consents to any and all extensions of time of the due performance of any or all of the Parent Obligations.  The Parent agrees that it shall not exercise or assert any right which it may acquire by way of subrogation under this Agreement unless and until all Parent Obligations shall have been indefeasibly paid and performed in full.  For the sake of clarity, and without limiting the foregoing, it is expressly acknowledged and agreed that the Parent Obligations do not include the payment or guaranty of any amounts to the extent such amounts constitute recourse with respect to a Purchased Receivable resulting solely from an Insolvency Event of the applicable Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the maturity date thereof.

Section 10.2    Confirmation.  The Parent hereby confirms that the transactions contemplated by the Facility Documents have been arranged between the Sellers and the Purchaser with the Parent’s full knowledge and consent and any amendment, restatement, modification or supplement of, or waiver of compliance with, the Facility Documents in accordance with the terms thereof by any of the foregoing shall be deemed to be with the Parent’s full knowledge and consent.  The Parent hereby confirms that it is in the best interest of the Parent to execute this Agreement, inasmuch as the Parent (individually) and the Parent and its Subsidiaries (collectively) will derive substantial direct and indirect benefit from the transactions contemplated by this Agreement and the other Facility Documents.

Section 10.3    Termination of Parent Obligations.

(a)        The Parent’s obligations hereunder shall remain operative and continue in full force and effect until the Final Collection Date, subject to the terms of Section 2.2. To the fullest extent permitted by Law, no invalidity, irregularity or unenforceability by reason of any bankruptcy, insolvency, reorganization or other similar Law, or any other

Law or order of any Governmental Authority thereof purporting to reduce, amend or otherwise affect the Parent Obligations shall impair, affect, or be a defense to or claim against the obligations of the Parent under this Agreement.

(b)        The Parent’s obligations shall survive the insolvency of any Seller or any other Person and the commencement of any case or proceeding by or against any Seller or any other Person under any bankruptcy, insolvency, reorganization or other similar Law.  No automatic stay under any bankruptcy, insolvency, reorganization or other similar Law with respect to any Seller or any other Person shall postpone the obligations of the Parent under this Agreement.

(c)        If at any time payment or other satisfaction of any of the Parent Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Seller or otherwise, as applicable, the Parent’s obligations hereunder shall be reinstated, as the case may be, as though such payment had not been made or other satisfaction occurred, whether or not the Purchaser (or its respective assigns) is in possession of this Agreement.

SECTION 11. MISCELLANEOUS.

Section 11.1     Indemnity.  Each Facility Party agrees, jointly and severally, to indemnify, defend and save harmless the Purchaser (including each of its branches, affiliates, officers, directors, employees or other agents, the “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for any Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by any Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Facility Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including with respect to any Retained Obligations (collectively, the “Indemnified Liabilities”); provided, no Facility Party shall have any obligation to any Indemnified Party hereunder with respect to (a) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (b) any non-payment of any Purchased Receivable resulting solely from an Insolvency Event of the applicable Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date.  Without prejudice to the survival of any other provision hereof, the terms of this Section 11.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

Section 11.2    Duties and Taxes.  All stamp, documentary, registration or other like duties or Taxes (excluding Taxes upon or measured by the net income of the Purchaser),

including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement, any other Facility Document or any Purchased Receivable shall be paid by the Facility Parties, it being understood and agreed that the Purchaser shall be entitled but not obligated to pay any such duties or Taxes (regardless of whether they are its primary responsibility), and each Facility Party shall on demand, jointly and severally, indemnify the Purchaser against those duties or Taxes and against any costs and expenses so incurred by it in discharging them.

Section 11.3    Expenses.  Each Facility Party agrees, jointly and severally, to pay promptly on demand (a) all actual documented and reasonable costs and expenses incurred by the Purchaser in connection with the negotiation, preparation and execution of the Facility Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including the reasonable and documented fees, expenses and disbursements of counsel to the Purchaser in connection therewith; and (b) all actual documented and reasonable costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by the Purchaser in enforcing any obligations of any Facility Party under any Facility Document or in collecting any payments due from any Facility Party hereunder or under the other Facility Documents or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.4    Setoff.  In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Purchaser is hereby authorized by each Facility Party at any time or from time to time, without notice to such Facility Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Purchaser to or for the credit or the account of such Facility Party against and on account of the obligations and liabilities of such Facility Party to the Purchaser hereunder and under the other Facility Documents, including all claims of any nature or description arising out of or connected hereto or with any other Facility Document, regardless of whether (a) the Purchaser shall have made any demand hereunder or (b) any amounts due hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.5    Notices.  All notices, requests and demands given or made under the Facility Documents shall be given or made in writing and unless otherwise stated shall be made by email, telefax or letter using the address as set forth below or such other address as the party may designate to the other party in accordance with the provisions of this Section 11.5.  All notices, requests and demands shall be deemed to have been duly given or made (a) if sent by e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgement); (b) if sent by telefax, when the confirmation showing the completed transmission has been received; provided, for each of the foregoing clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (c) if sent via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth below.  Each party to this Agreement shall promptly inform each other party hereto of any changes in their respective addresses or facsimile numbers specified herein.

If to Cubic Corporation:

Cubic Corporation

9333 Balboa Ave, San Diego

San Diego, CA 92123

Attn: Rhys Williams

Tel: 858-266-8294

Email: Rhys.williams@cubic.com

If to Cubic Transportation Systems, Inc.:

Cubic Transportation Systems, Inc.

5650 Kearny Mesa Rd

San Diego, CA 92111

Attn: Rhys Williams

Tel: 858-266-8294

Email: Rhys.williams@cubic.com

If to any other Seller:

As provided in its respective Joinder Agreement.

If to Purchaser:

Bank of the West

4180 La Jolla Village Drive, Suite 405

La Jolla, CA 92037

Attn: Doug Lambell

Tel: 858-352-005

Email: Douglas.lambell@bankofthewest.com

With a copy to :

Bank of the West

440 MacArthur Blvd, Suite 600

Newport Beach, CA 92660

Attn: Stephen Carew

Tel: 949-797-1830

Email: Stephen.carew@bankofthewest.com

A Purchase Request, any settlement report described in Section 5.6, and, in each case, any supporting documentation in connection therewith, such as copies of invoices, not submitted via the BOW System may be sent by a Seller by email attachment in portable document format (.pdf).

Section 11.6    Certificates and Determinations.  Any certification or determination by the Purchaser of a rate or amount under any Facility Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.

Section 11.7    Assignments and Transfers.  The Purchaser may at any time assign, transfer or participate any of its rights under the Facility Documents to another purchaser or financial institution; provided, with respect to any assignment (but not, for the avoidance of doubt, in the case of any participation, for which neither notice to, nor the consent of, any party shall be required), the Purchaser shall notify each Facility Party and obtain each Facility Party’s written consent thereto, which consent shall not be (x) unreasonably withheld or delayed, and (y) required at any time a Termination Event has occurred and is continuing.  No Facility Party shall assign or otherwise transfer its rights, benefits or obligations under the Facility Documents without the prior written consent of the Purchaser.  Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.

Section 11.8    Waivers, Remedies Cumulative.  No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under the Facility Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.9   Accounting Treatment.  Each Facility Party agrees and acknowledges that it is a sophisticated party in relation to this Agreement and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to this Agreement.  Each Facility Party acknowledges and agrees that it has not relied on any representation of the Purchaser in this regard.

Section 11.10  Third Party Rights.  No Person not a party to this Agreement shall be deemed a third party beneficiary hereof.

Section 11.11  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it shall have been executed by the Purchaser and when the Purchaser shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12  Entire Agreement.  This Agreement and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.13  Amendments, Etc.  No amendment, modification, termination or waiver of any term or condition of any Facility Document shall be effective without the written concurrence of each Facility Party and the Purchaser.

Section 11.14  Exclusion of Liability.  To the extent permitted by applicable Law, no Facility Party shall assert, and each Facility Party hereby waives, any claim against the Purchaser and its affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (regardless of whether the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Facility Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, regardless of whether accrued and regardless of whether known or suspected to exist in its favor.

Section 11.15  Severability.  In case any provision in, or obligation under, any Facility Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.16  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.17  Governing Law.  This Agreement and the other Facility Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Facility Document (except, as to any other Facility Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11.18  Consent to Jurisdiction.  Each Facility Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Purchaser in any way relating to this Agreement or any other Facility Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Facility Document shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against any Facility Party or its properties in the courts of any jurisdiction.  Each Facility Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to herein.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.5.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.19  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.20  Joint and Several Obligations.  The obligations of the Sellers hereunder are joint and several.  To the maximum extent permitted by Law, each Seller hereby waives any claim, right or remedy which such Seller now has or hereafter acquires against any other Seller that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Purchaser against any Seller or any of its property which the Purchaser now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.  In addition, each Seller hereby waives any right to proceed against the other Sellers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Seller may now have or hereafter have as against the other Seller with respect to the transactions contemplated by this Agreement.

Section 11.21  Joinder of Additional Sellers.   At any time from the date hereof until the termination of this Agreement, with the written consent of the Purchaser in its sole and absolute discretion, one or more additional U.S. subsidiaries of the Parent (each, an “Additional Seller”), may join this Agreement as a Seller in all respects by delivering a Joinder Agreement to the Purchaser along with such other approvals, certificates, legal opinions and other documents as the Purchaser may request, in each case, in form and substance reasonably acceptable to the Purchaser. Upon receipt of such Joinder Agreement and such other documents, such Additional Seller shall become a Seller hereunder, subject to the rights, duties and obligations of a Seller in all respects.

Section 11.22  USA Patriot Act.  The Purchaser hereby notifies each Facility Party that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies such Facility Party, which information includes the name and address of such Facility Party and other information that will allow the Purchaser to identify such Facility Party in accordance with the PATRIOT Act.

Section 11.23   Confidentiality.  The Purchaser shall hold all non-public information confidential regarding each Facility Party and its business, identified as such thereby and obtained by the Purchaser pursuant to the requirements hereof, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by each Facility Party that, in any event, the Purchaser (a) may make disclosures of such non-public information (i) to its Affiliates and to the Purchaser’s and its Affiliates’ respective employees, legal counsel, independent auditors and other experts or agents and advisors or to the Purchaser’s current or prospective funding sources and to other Persons authorized by the Purchaser to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to any actual or potential assignee, or transferee of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related hereto (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) as required or requested by any regulatory authority purporting to have jurisdiction over the Purchaser or its Affiliates (including any self-regulatory authority); provided, unless prohibited by applicable Law or court order, the Purchaser shall make reasonable efforts to notify the applicable Facility Party of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of the Purchaser by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (iv) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable law or judicial process; provided, unless prohibited by applicable law or court order, the Purchaser shall make reasonable efforts to notify the applicable Facility Party of such required disclosure prior to the actual disclosure of such non-public information, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) with the consent of the applicable Facility Party, (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Purchaser or any of its Affiliates on a non-confidential basis from a source other than the applicable Facility Party unless the Purchaser or such Lender has knowledge that such source is subject to an obligation to such Facility Party to keep such information confidential, or (C) is independently developed by the Purchaser or (viii) to any service provider with whom the Purchaser contracts for the use of the BOW System and the Purchaser’s contractors and agents provided that such Persons agree to hold such information confidential pursuant to customary commercial terms; (b) may disclose the existence of this Agreement and the information about this Agreement to market data collectors and similar service providers to the lending industry (including for league table designation purposes) and to service providers to the Purchaser in connection with the administration and management of this Agreement and the other Facility Documents; and (c) may (at its own expense) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of each Facility Party and the amount, type and closing date with respect to the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:

SELLERS:

CUBIC CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CUBIC TRANSPORTATION SYSTEMS, INC.

By:
Name:
Title:

PARENT:

CUBIC CORPORATION

By:
Name:
Title:

By:
Name:
Title:

S-1

PURCHASER:

BANK OF THE WEST

By:
Name:
Title:

By:
Name:
Title:

S-2

ANNEX A TO

UNCOMMITTED RECEIVABLES PURCHASE AGREEMENT

DEFINED TERMS AND INTERPRETATION

A.  Defined Terms.  As used in this Annex A, the term “Agreement” means the Agreement (as defined herein) to which this Annex A is attached.

“Additional Seller” has the meaning set forth in Section 11.21 hereof.

“Adverse Claim” means any Lien other than as arising under the Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Purchaser, any Seller or any Subsidiary from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Seller or any Subsidiary from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No.  13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.

“Applicable Index Rate” means, with respect to a Purchased Receivable or any other amount, (a) the interest rate for Dollar deposits for the relevant period which is displayed on the screen display designated “LIBOR01” of the Reuters service at or about 11:00 am London time on the applicable day of determination; or (b) if the rate as set forth in clause (a) is not available, the arithmetic mean of the rates (rounded upwards to four decimal places) at which the Purchaser was offering deposits for the relevant period in an amount comparable to such Purchased Receivable or amount in Dollars to leading banks in the London interbank market.

“Applicable Margin” means, with respect to any Obligor, the applicable margin percentage set forth opposite such Obligor on Annex B (or as modified from time to time in a written agreement between the Sellers and the Purchaser).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

Annex A-1

“BOW Platform Terms” means the terms and conditions of use of the BOW System, as such terms and conditions may be agreed upon from time to time; provided that, in the case of a conflict between the BOW Platform Terms and the Agreement, the Agreement shall govern.

“BOW System” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various Receivables for sale and for the loading approval and monitoring of such Receivables on a platform pursuant to the BOW Platform Terms.

“Buffer Maturity Date” means, with respect to any Eligible Receivable, the Maturity Date of such Eligible Receivable plus the Buffer Period applicable thereto.

“Buffer Period” means, with respect to any Obligor, the number of days set forth opposite such Obligor on Annex B.

“Business Day” means a day on which banks are open for business in New York and London.

“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.

“Commercial Dispute” means, with respect to any Receivable, any bona fide dispute or claim, including any bona fide dispute as to price, invoice terms, quantity, quality, or late or wrongful delivery and claims of release from or waiver of liability, any bona fide counterclaims or any bona fide claim of deduction, setoff, recoupment or counterclaim or otherwise, in each case between the applicable Seller and the applicable Obligor and arising out of or in any way relating to such Purchased Receivable or any other transaction related thereto that results in such Obligor not paying the Net Face Value of such Purchased Receivable within 60 days after the applicable Maturity Date while such Obligor is not subject to an Insolvency Event. The Purchaser shall reasonably consider all relevant information that is provided regarding the bona fide nature or validity of any alleged Commercial Dispute. For the avoidance of any doubt, any discussions, negotiations, or disputes between the applicable Seller and the applicable Obligor with respect to the contractual terms for the sale of goods or provision of services by such Seller to such Obligor not affecting the amount payable by the Obligor on such Purchased Receivable shall not constitute a Commercial Dispute;  provided that if a Purchased Receivable or any portion thereof remains unpaid for 60 days following the Maturity Date thereof, a Commercial Dispute shall automatically be deemed to exist unless the applicable Seller has provided the Purchaser evidence reasonably satisfactory to the Purchaser that (x) such purported Commercial Dispute is not bona fide or (y) such non-payment is the result of an Insolvency Event of the applicable Obligor or the financial inability of such Obligor to pay such Purchased Receivable; provided,  further, for the avoidance of doubt, each Seller acknowledges and agrees that the Purchaser shall have no duty to seek information from any other sources regarding the bona fide nature or the validity of any alleged Commercial Dispute.

 “Consolidated Due Date” means, with respect to any Eligible Receivable, the Buffer Maturity Date of which falls between the Monday and the Friday of a given week, the Thursday

Annex A-2

of the immediately following week, unless such Thursday is not a Business Day, in which case, the Consolidated Due Date shall be the next Business Day thereafter.

“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between a Seller and the applicable Obligor, as the same may be amended and supplemented from time to time in accordance with the terms hereof.

“Deemed Collection Amount” means, with respect to any Purchased Receivable, an amount equal to the sum of (i) the Purchase Price for such Purchased Receivable, net of any Collections received by the Purchaser with respect to such Purchased Receivable, plus (ii) an amount equal to the Net Face Value of such Purchased Receivable times the Purchase Fee Rate applicable to such Purchased Receivable for the period from the applicable Purchase Date to the applicable Deemed Collection Date, plus (iii) all other amounts then payable by Seller under this Agreement with respect to such Purchased Receivable as of the Deemed Collection Date.

“Deemed Collection Date” as defined in Section 9.3.

“Deemed Collection Notice” as defined in Section 9.3.

“Dilution” means, with respect to any Receivable, any discount, adjustment, deduction, or reduction that would have the effect of reducing the amount of part or all of such Receivable.

“Discount Period” means, with respect to any Receivable, the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the earlier of (i) Consolidated Due Date of such Receivable and (ii) the Settlement Date by on or before which all of the Collections related to such Receivable shall be transferred to the Settlement Account in accordance with Section 5.5.

“Dollar”  and “$” means the lawful currency of the United States of America.

“Effective Date” means, subject to Section 6.1, the date of the Agreement.

“Eligible Receivable” means a Receivable with respect to which, each of the following statements is true and correct as of the Purchase Date thereof:

(i)         Prior to giving effect to the sale of such Receivable, the applicable Seller has a valid ownership interest therein, free and clear of any Adverse Claim.

(ii)       Upon purchase by the Purchaser, the Purchaser shall acquire a valid ownership interest in such Receivable, free and clear of any Adverse Claim, and without any need on the part of any Seller or the Purchaser to, other than the UCC financing statements required to be filed hereunder, file, register or record any Facility Document or the sale of such Receivable under the Laws applicable to such Seller.

(iii)      Such Receivable (a) constitutes an unconditional, identifiable, irrevocable, non-refundable, bona fide, existing and enforceable payment obligation of the applicable Obligor and (b) is freely assignable or, if any valid

Annex A-3

prohibition or restriction on assignment exists with respect to such Receivable, the consent of the related Obligor has been obtained and delivered to the Purchaser.

(iv)       The applicable Obligor is not a Sanctioned Person.

(v)        Each applicable Contract and Invoice and the transactions contemplated thereby complies with all applicable Laws, and does not constitute a transaction that will cause a violation of AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions by any person participating in such transactions.

(vi)       Such Receivable arises out of an arm’s-length sale by a Seller of Goods and/or the performance by such Seller of services, in each case, in the ordinary course of such Seller’s and such Obligor’s businesses related to the development, installation, operation and maintenance of integrated systems for fare collection and an Invoice for such Receivable has been delivered to such Obligor.

(vii)     Such Receivable arises under a Contract with respect to which the applicable Seller has performed all obligations required to be performed by it thereunder with respect to such Receivable, including the delivery of the Goods and/or the performance of the services purchased thereunder.

(viii)    Such Receivable is not subject to any Dilution except to the extent expressly included in the calculation of the applicable Purchase Price.

(ix)       No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Purchaser exists which evidences such Receivable.

(x)        The applicable Obligor is not an Affiliate or Subsidiary of any Seller.

(xi)       Neither the applicable Seller, nor, to the best of such Seller’s knowledge, the applicable Obligor, is in material default of the applicable Contract or is in material breach of its terms.

(xii)     Neither the applicable Seller nor the applicable Obligor has asserted any Commercial Dispute with respect to such Receivable.

(xiii)    The number of days from (and including) the date on which the applicable Invoice was issued to the applicable Obligor to (but not including) the Maturity Date for such Receivable does not exceed the Maximum Payment Term for the applicable Obligor.

(xiv)     There are no facts known to any Seller concerning such Obligor, such Receivable or the applicable Contract which might have a material impact on the ability or willingness of such Obligor to pay the Net Face Value for such

Annex A-4

Receivable when due, including information concerning any existing or potential Commercial Disputes, except as otherwise previously disclosed to the Purchaser.

(xv)      No Insolvency Event with respect to the applicable Obligor has occurred and is continuing.

(xvi)     There are no actions, claims or proceedings now pending between any Seller and the applicable Obligor.

(xvii)   There are no pending or threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Receivable.

(xviii)  All information set forth on the applicable Purchase Request with respect to such Receivable is true and correct in all respects.

(xix)  The related Obligor has been instructed to make payments on such Receivable only to the applicable Seller’s Account.

(xx)  The Purchaser has received either (A) an executed consent to the assignment of Receivables from the applicable Obligor and such consent remains in effect as of the Purchase Date or (B) solely if the Obligor with respect to such Receivable is Metropolitan Transportation Authority (MTA, NY) or any other Obligor approved in writing by the Purchaser in its sole discretion, evidence that the applicable Seller has delivered a notice of assignment with respect to such Receivable to the applicable Obligor and which instructs such Obligor to make payments on such Receivables directly to the applicable Seller’s Account,  which evidence shall include, without limitation, a copy of such notice and the contact information (including the name, title, address and phone number) of the individuals to whom such notice was delivered, in each case in form and substance satisfactory to the Purchaser.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Amount” means $30,000,000.

“Facility Document” means each of the Agreement, each Purchase Request and all other documents, instruments or agreements executed and delivered by any Facility Party for the benefit of the Purchaser in connection herewith.

“Facility Party” means each Seller and the Parent.

“Fee Due Date” means, with respect to any Receivable, the earlier of the two dates described in clauses (i) and (ii) of the definition of “Discount Period”.

Annex A-5

“Final Collection Date” means the Business Day following the termination of purchases under the Agreement on which all amounts to which the Purchaser shall be entitled in respect of Purchased Receivables and all other amounts owing to the Purchaser hereunder and under the other Facility Documents are paid in full.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goods” means, with respect to any Receivable, those goods and related services sold by a Seller to the applicable Obligor pursuant to the applicable Contract.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Liabilities” as defined in Section 11.1.

“Indemnified Party” as defined in Section 11.1.

“Insolvency Event” means, with respect to any Person, any of the following (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; (ii) an involuntary case shall be commenced against such Person under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Person, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; (iii) such Person shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or such Person shall make any assignment for the benefit of creditors; or (iv) as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) exceeds the present fair saleable value of such Person’s present assets on a going concern basis; (b) such Person’s capital is unreasonably small in relation to its business as contemplated as of such date; (c) such Person has incurred or intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); or (d) the Obligor is generally not paying its debt when they come due; or (v) the board of directors (or other governing body) of

Annex A-6

such Person (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this definition.

“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Obligor for the payment for the applicable Goods supplied and/or services performed pursuant to the applicable Contract.

“Joinder Agreement” means a joinder and accession agreement in form and substance satisfactory to the Purchaser in all respects.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lien” means a mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, or condition (financial or otherwise) of any Facility Party; (ii) the ability of any Facility Party to fully and timely perform their respective obligations hereunder; (iii) the legality, validity, binding effect or enforceability against any Facility Party of a Facility Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, the Purchaser pursuant to the Facility Documents.

“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice.

“Maximum Payment Term” means, with respect to any Obligor, the number of days set forth opposite such Obligor on Annex B (or as modified from time to time in a written agreement between the Sellers and the Purchaser).

“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Obligor under the applicable Invoice, net of any Taxes and any Dilutions taken into account in determining such amount as of the applicable Purchase Date.

“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract or Invoice and that is listed on Annex B (or as modified from time to time in a written agreement between the Sellers and the Purchaser).

“Obligor Sublimit” means, with respect to any Obligor, the amount set forth opposite such Obligor on Annex B (or as modified from time to time in a written agreement between the Sellers and the Purchaser).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.

Annex A-7

“PATRIOT Act” as defined in Section 11.22.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate” means the rate of interest per annum that the Purchaser announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Purchase Date” means with respect to any Receivable, means the date on which the Purchaser purchases such Receivable.

“Purchase Fee” means for each Receivable to be purchased on a Purchase Date, an amount equal to (i) the Net Face Value of such Receivable, times (ii) the Purchase Fee Rate applicable to such Receivable, times (iii) the Discount Period applicable to such Receivable, divided by (iv) 360, which amount shall be paid in arrears in accordance with Section 5.5.

“Purchase Fee Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) the Applicable Margin, plus (ii) the Applicable Index Rate for a period equal to the Discount Period applicable to such Receivable as determined by the Purchaser two (2) Business Days prior to the Purchase Date applicable to such Receivable.

“Purchase Price” means, for each Receivable to be purchased on a Purchase Date, an amount equal to the Net Face Value of such Receivable.

“Purchase Request” means a Purchase Request in the form of Exhibit A.

“Purchased Receivable” means a Receivable purchased by the Purchaser in accordance with the terms and conditions hereof.

“Purchaser” as defined in the preamble to the Agreement.

“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), together with all Related Assets with respect thereto and all Collections and other proceeds with respect to the foregoing.

“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, Liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.

“Repurchase Date” as defined in Section 9.1.

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“Repurchase Event” means, with respect to any Purchased Receivable, (i) such Purchased Receivable is not an Eligible Receivable in any respect as of the Purchase Date for such Purchased Receivable; (ii) a Commercial Dispute with respect to such Purchased Receivable exists; (iii) the applicable Obligor has made a payment on such Purchased Receivable to a Seller and such Seller shall have failed to remit such payment to the Purchaser pursuant to the terms of this Agreement; (iv) any (A) Seller instructs the related Obligor to pay any amount with respect to such Purchased Receivable to an account other than the applicable Seller’s Account or the Settlement Account or (B) the related Obligor refuses to make any payment to the applicable Seller’s Account or the Settlement Account and instead elects to make payments to an account other than the applicable Seller’s Account or the Settlement Account; and/or (v) an Adverse Claim shall exist with respect to such Purchased Receivable.

“Repurchase Notice” as defined in Section 9.1.

“Repurchase Price” means, for each Purchased Receivable to be repurchased on a Repurchase Date, an amount equal to the sum of (i) the Purchase Price for such Purchased Receivable, net of any Collections received by the Purchaser with respect to such Purchased Receivable, plus (ii) the Purchase Fee applicable to such Purchased Receivable that has accrued for the period from the applicable Purchase Date to the applicable Repurchase Date, plus (iii) all other amounts then payable by the applicable Seller under the Facility Documents with respect to such Purchased Receivable as of such Repurchase Date.

“Retained Obligations” as defined in Section 4.2.

“Sales Records” means, with respect to any Receivable, the accounts, sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of a Seller relating to an Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any person with whom dealings are restricted or prohibited under Sanctions, including (a) any person listed in any Sanctions-related list of designated persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S.

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government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

“Seller” as defined in the preamble to the Agreement.

“Seller’s Account” means (i) as of the date of this Agreement, with respect to Cubic Transportation Systems, Inc., the following account: Bank: Bank of the West, ABA No.: 121100782, Account No.: 54881735, SWIFT: BWSTUS66, and (ii) with respect to each Seller, such account as notified to the Purchaser from time to time by the applicable Seller in writing, which account shall be maintained at Bank of the West.

“Settlement Account” means the following account of the Purchaser: Bank: Bank of the West, ABA No.: 1211 0078 2, Account No.: 239855-332,  Reference: Cubic, or such other account as notified to the Sellers from time to time by the Purchaser in writing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any Governmental Authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof.

“Termination Event” means (i) the occurrence of an Insolvency Event with respect to any Facility Party, (ii) any representation, warranty, certification or other statement made or deemed made by any Facility Party in any Facility Document or in any statement or certificate at any time given by such Facility Party in writing pursuant hereto or thereto or in connection herewith or therewith is inaccurate, incorrect or untrue in any material respect, on any date as of which it is made or deemed to be made (other than any representation or warranty giving rise to a Repurchase Event), (iii) the Purchaser’s reasonable determination that that a Seller is not adequately performing its duties with respect to the servicing of the Purchased Receivables in the manner required pursuant to Section 5.1 and (iv) any Facility Party shall default in the performance of or compliance with any term contained herein or any of the other Facility Document and such default shall remain uncured for greater than 30 days;  provided, if such default cannot be cured, then a Termination Event will occur immediately.

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“Transaction Fee” means for each Receivable to be purchased on a Purchase Date, an amount equal to (i) the Net Face Value of such Receivable, times (ii) 0.075%, which amount shall be paid in arrears in accordance with Section 5.5.

“Total Outstanding Amount” means, as of any date of determination, an amount equal to: (i) the aggregate Net Face Value of all Purchased Receivables, less (ii) the aggregate amount of all Collections received thereon as of such date.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCC Information” means the following information with respect to each Seller:

Cubic Corporation: (a) Name: Cubic Corporation
(b) Jurisdiction of Organization: Delaware
(c) Changes in Location, Name and Corporate Organization in the last 5 years: None

Cubic Transportation Systems, Inc.: (a) Name: Cubic Transportation Systems, Inc.
(b) Jurisdiction of Organization: California
(c) Changes in Location, Name and Corporate Organization in the last 5 years: None

Any other Seller: As provided in the applicable Joinder Agreement.

B.  Interpretation.  In the Agreement, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to the Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections and Exhibits shall be construed to refer to Sections of Exhibits to the Agreement, (h) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (i) the words “asset” and “property” shall be

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construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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ANNEX B TO

RECEIVABLES PURCHASE AGREEMENT

Obligors

Obligor	Sublimit	Maximum Payment Term	Applicable Margin	Buffer Period
Metropolitan Transportation Authority (MTA, NY)	$25,000,000	30 days	0.80%	60 days
Metropolitan Transportation Commission (MTC, San Francisco)	$25,000,000	30 days	0.80%	60 days
Chicago Transit Authority (CTA)	$25,000,000	30 days	0.80%	60 days
Los Angeles County Metropolitan Transportation Authority (LACMTA)	$25,000,000	30 days	0.80%	60 days
Metropolitan Atlanta Rapid Transit Authority (MARTA)	$25,000,000	45 days	0.80%	60 days

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EXHIBIT A TO

RECEIVABLES PURCHASE AGREEMENT

______________, 20__

Bank of the West

13300 Crossroads Parkway North

City of Industry, CA 91746

Re:       Purchase Request

Ladies and Gentlemen:

We refer to the Uncommitted Receivables Purchase Agreement, dated as of September 26, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Cubic Corporation, a Delaware corporation, Cubic Transportation Systems, Inc., a California corporation, and Bank of the West.  Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.

_________________ hereby requests that the Purchaser purchase on _____________, 20__ (the “Purchase Date”) the Receivables set forth on Schedule A attached hereto in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

The undersigned hereby represents and warrants to the Purchaser that each of the conditions precedent set forth in Section 6 of the Purchase Agreement has been satisfied as of the Purchase Date.

Executed and delivered by the undersigned as of the date first above written.

[_________________]

By:
Name:
Title:

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Schedule A to Purchase Request

Receivables

	Obligor	Invoice Number	Invoice Amount	Net Face Value	Invoice Date	Maturity Date	Purchase Order Reference Number	Days to Maturity from Purchase
1.
2.
3.

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